STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made effective as of September __, 2000, by and between Origin Investment Group, Inc., a Maryland corporation, with its principal offices at 980 North Michigan Avenue, Suite 1400, Chicago, Illinois 60611 ("Buyer"), Mr. Kent R. Busse and Mrs. Paula L. Busse as Trustees to The Busse Family Trust dated 7/12/00, residents of the State of California, City of Long Beach (The Busse Family Trust, and Mr. Kent R. Busse and Mrs. Paula L. Busse acting in the capacity as Trustees to the Busse Family Trust, collectively referred to herein as "Sellers").

                                    RECITALS

         Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of: (a) Transition 1/Management Accounting Systems, Inc., ("Transition 1/MAS") a California corporation, with its principal place of business at 2525 Cherry Avenue, Ste. 350, Long Beach, California, also doing business as "T1/MAS" for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.1 DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Acquired Company"--(a) Transition 1/Management Accounting Systems, Inc. and all operations and financial interests conducted and ------------------- owned under the name of "Transition 1/Management Accounting Systems, Inc." and (b) all wholly owned subsidiaries of Transition 1/Management Accounting Systems, Inc., including but not limited to iAcctg.com, a California corporation.


"Applicable Contract"--any Contract (a) under which the Acquired Company has any rights, (b) under which the Acquired Company is or may become subject to any obligation or liability, or (c) by which the Acquired Company or any of the assets owned or used by it is or may become bound.

"Balance Sheet"--as defined in Section 3.4.

"Balance Sheet Date" - August 31, 2000
--------------------

"Best Efforts"--the efforts that a commercially prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or material breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

"Buyer"--as defined in the first paragraph of this Agreement.

 "Closing"--as defined in Section 2.3.

"Closing Date"--the date and time as of which the Closing actually takes place.

"Company"--Acquired Company.
---------

"Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions"--all of the transactions contemplated by this Agreement, including but not limited to:

(a)  the sale of the Shares by Sellers to Buyer;

(b) the execution, delivery, and performance of the Promissory Note, the Employment Agreements, the Noncompetition Agreements, and the Sellers' Releases.

(c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

(d) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Company.

"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"--as defined in Section 10.2.

"Disclosure Letter"--the disclosure letter to be delivered by Sellers to Buyer by -October 4, 2000.

"Employment Agreements"--as defined in Section 2.4(a)(iii).

"Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law of the United States, state or federal.

"Environmental Law"--any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.


"Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Acquired Company.


"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:
-------------------

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Intellectual Property Assets" --as defined in Section 3.22.

"IRC"--the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

 such individual is actually aware of such fact or other matter and is under no special duty of inquiry to ascertain such knowledge.


"Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Material" - a matter is material if it would otherwise have a significant impact on the determination of the matter.

"Noncompetition Agreements"--as defined in Section 2.4(a)(iv).

"Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

"Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.


"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.


"Related Person"--with respect to a particular individual:

(a) each other member of such individual's Family;

(b) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

(c) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

"Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Sellers"--as defined in the first paragraph of this Agreement.

"Sellers' Releases"--as defined in Section 2.4.

"Shares"--as defined in the Recitals of this Agreement.

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

"Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2. SALE AND TRANSFER OF SHARES; CLOSING

2.1 SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer to Buyer, and Buyer will purchase from Sellers: an aggregate of 2,000 shares of common stock of Transition 1/Management Accounting Systems, Inc., where said 2,000 shares represent one hundred percent (100%) of the total outstanding Shares of Transition 1/Management Accounting Systems, Inc., hereinafter "Acquired Company Shares".

2.2 PURCHASE PRICE

The purchase price (the "Purchase Price") for the Acquired Company Shares will be $2,500,000 in Origin Investment Group, Inc. common stock ("Origin Shares"), subject to adjustment as defined in this paragraph.

The purchase price will be paid in the following manner:

Issuance of Origin Shares. At the Closing, Buyer will issue ____________ shares of common stock of Origin Investment Group, Inc. to Sellers, where the amount issued will be contingent upon the closing bid price of the common stock one trading day immediately preceding the date of Closing, as quoted by Bloomberg, L.P. ("Closing Bid Price") The actual amount of Origin Shares issued shall be equal to the quotient of $2,500,000 and the Closing Bid Price. [$2,500,000/Closing Bid Price], subject to a maximum issuance of 2,500,000 shares ("Maximum Issuance") and a minimum issuance of 1,500,000 shares ("Minimum Issuance"). The Market Value of the Origin Shares shall be defined as the product of the total shares issued and the Closing Bid Price.

2.3 CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Transition 1/Management Accounting Systems, Inc. at 10:00 a.m. (local time) on a date within 7 business days after the completion and receipt of written evaluation report resulting from a financial due diligence investigation conducted by Buyer's independent accounting firm. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4 CLOSING OBLIGATIONS

At the Closing:

(a) Sellers will deliver to Buyer:

(i) certificates representing the one hundred percent (100%) of the Acquired Company Shares, duly endorsed (or accompanied by duly executed stock powers signed before a notary);

(ii)   releases  in  the  form  of  Exhibit   2.4(a)(ii)   executed  by  Sellers
(collectively, "Sellers' Releases");

(iii) employment agreements in the form of Exhibit 2.4(a)(iii), executed by Sellers (collectively, "Employment Agreements");

(iv) noncompetition agreements in the form of Exhibit 2.4(a)(iv), executed by Sellers (collectively, the "Noncompetition Agreements"); and

(v) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date; and

(b) Buyer will deliver to Sellers:

(i) Certificate(s) of Origin Investment Group, Inc. common stock representing the consideration for the purchase of the T1/MAS shares as defined in Paragraph
2.2 above;

(ii) a certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

(iii)  the Employment Agreements, executed by Buyer.
(iv) Copies of an executed common stock purchase agreement, joint escrow instructions and registration rights agreement between Buyer and Alpha Venture Capital, Inc. structured to allow Buyer to draw down on a secured equity line of credit in periodic intervals as defined within the common stock purchase agreement and all other documents relating to the closing of the Buyer-Alpha transaction.

(v) copy of Origin Investment Group, Inc. board resolution indicating that $2,000,000 of investment capital has been set aside to be invested, over a period of 12 months immediately following the Closing Date, within Transition 1/Management Accounting Systems, Inc. ("Investment Proceeds") to be used for infrastructure development and implementing the ASP strategy to be deployed by T1/MAS and iAcctg.com.

2.5  [Intentionally Omitted]

3. REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer that to the best of Sellers' Knowledge as follows:

3.1 ORGANIZATION AND GOOD STANDING

(a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of California, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. With the exception of the ability to do business within Arizona, the Acquired Company has not qualified to do business as a foreign corporation in any other state.

(b) Sellers have delivered to Buyer copies of the Organizational Documents of the Acquired Company, as currently in effect.

3.2 AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Employment Agreements, the Sellers' Releases, and the Noncompetition Agreements (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

(b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Company, or (B) any resolution adopted by the board of directors or the stockholders of the Acquired Company;

(ii) to the Knowledge of the Sellers, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Acquired Company or either Seller, or any of the assets owned or used by the Acquired Company, may be subject;

(iii) to the Knowledge of the Sellers, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, the Acquired Company;

(iv)  [Intentionally omitted.]

 (v) to the Knowledge of Sellers, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract; or

(vi) to the Knowledge of Sellers, result in the imposition or creation of any Encumbrance upon or with respect to any of the material assets owned or used by the Acquired Company.

Except as set forth in Part 3.2 of the Disclosure Letter, to the knowledge of Sellers, no Seller or the Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.



3.3 CAPITALIZATION

The authorized equity securities of the Acquired Company consist of: (a) 2,000 shares of common stock, no par value of Transition 1/Management Accounting Systems, Inc.; ("T1 Shares"). Sellers are and will be on the Closing Date the record and beneficial owners and holders of the T1/MAS Shares, free and clear of all Encumbrances. The Busse Family Trust currently owns 2,000 of the T1 Shares. In addition, Transition 1/Management Accounting Systems, Inc. owns 5,000 shares of iAcctg.com, a California corporation, and wholly owned subsidiary of Transition 1/Management Accounting Systems, Inc. All of the outstanding equity securities of the Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Acquired Company. To the best of Seller's Knowledge, none of the outstanding equity securities or other securities of the Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than the Acquired Company) or any direct or indirect equity or ownership interest in any other business.

3.4 FINANCIAL STATEMENTS

Sellers have delivered to Buyer or Buyer's independent certified public accountants, certain financial statements of the Company representing its 1999 fiscal year end operations including income statement and monthly unaudited financial statements for the first eight months of operations for fiscal year 2000. Such financial statements and notes have been prepared for internal use and Buyer agrees to conduct its own independent financial due diligence to determine the actual financial condition of the Acquired Company.

3.5 BOOKS AND RECORDS

The books of account, and stock record books of the Acquired Company, all of which have been made available to Buyer, are complete and correct. The minute books of the Acquired Company are accurate as to corporate action reflected therein. At the Closing, all of those books and records will be in the possession of the Acquired Company.

3.6 TITLE TO PROPERTIES; ENCUMBRANCES

[Intentionally omitted.]


3.7 CONDITION AND SUFFICIENCY OF LEASEHOLD

To the best of Sellers' Knowledge, except as set forth in part 3.7 of the Disclosure Letter, the buildings, plants, structures, and equipment leased or owned by the Acquired Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment leased or owned by the Acquired Company are sufficient for the continued conduct of the Acquired Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

3.8 ACCOUNTS RECEIVABLE

All accounts receivable of the Acquired Company that are reflected on the Company's August 31, 2000, balance sheet or on the accounting records of the Acquired Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, to the Knowledge of Sellers, the Accounts Receivable are or will be as of the Closing Date current and collectible. 80% of the Accounts Receivable either have been or will be collected in full, without any set-off, within one hundred eighty days after the date of Closing. To the Knowledge of Sellers, or as disclosed in the Disclosure Letter, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of August 31, 2000.


3.9 INVENTORY

All inventory of the Acquired Company held for the first-time resale is salable in the Ordinary Course of Business. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Acquired Company.

3.10 NO UNDISCLOSED LIABILITIES

Except as set forth in Part 3.10 of the Disclosure Letter, to the Knowledge of Sellers, the Acquired Company has no liabilities or obligations of any nature except for liabilities or obligations reflected in the Balance Sheet and the August 31, 2000, balance sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11 TAXES

(a) The Acquired Company has filed or caused to be filed (on a timely basis since January 1, 1996 all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since 1996. The Acquired Company has paid all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith.

(b) Except as disclosed in the Disclosure Letter, no Tax Returns have been audited by the IRS or relevant state tax authorities. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter. Except as described in Part 3.11 of the Disclosure Letter, no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Acquired Company or for which the Acquired Company may be liable.

(c) To the Knowledge of Sellers, the charges and accruals with respect to Taxes on the respective books of the Acquired Company are adequate and are at least equal to that Acquired Company's liability for Taxes. There exists no proposed tax assessment against the Acquired Company except as disclosed in Part 3.11 of the Disclosure Letter. To Sellers' Knowledge, all Taxes that the Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) To the best Knowledge of Sellers, all Tax Returns filed by the Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Acquired Company after the date of this Agreement.



3.12 NO MATERIAL ADVERSE CHANGE

Notwithstanding the withdrawal of $250,000 from the Acquired Company by Mr. Kent Busse, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13  [Intentionally Omitted]


3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth in Part 3.14 of the Disclosure Letter and to the Knowledge of Sellers:

(i) each Acquired Company is, and at all times since 1/1/96 has been, in full compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Acquired Company of, or a failure on the part of the Acquired Company to comply with, any material Legal Requirement, or (B) may give rise to any obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) each Acquired Company has not received, at any time since 1/1/96, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

(i) each Acquired Company is, and at all times 1/1/96 has been, in full compliance with all of the material terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

(iii) each Acquired Company has not received, at any time since 1/1/96, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

To the Knowledge of Sellers, the Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Company to lawfully conduct and operate its business in the manner they currently conduct and operate such business and to permit the Acquired Company to own and use its assets in the manner in which it currently owns and uses such assets.

3.15 LEGAL PROCEEDINGS; ORDERS

(a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

(i) that has been commenced by or against the Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Acquired Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter.

(b) Except as set forth in part 3.15 of the Disclosure Letter and to the Knowledge of Sellers:

(i) there is no Order to which any of the Acquired Company, or any of the assets owned or used by the Acquired Company, is subject;

(ii) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Acquired
Company; and

(iii) no officer, director, agent, or employee of the Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Acquired Company.

3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a) change in the Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)  amendment to the Organizational Documents of the Acquired Company;

(c) except in the Ordinary Course of Business, payment or increase by the Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, employee or entry into any employment, severance, or similar Contract with any director, officer;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Acquired Company;

(e) damage to or destruction or loss of any asset or property of the Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Company, taken as a whole;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Applicable Contract or transaction involving a total remaining commitment by or to the Acquired Company of at least $20,000.00;

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h) cancellation or waiver of any claims or rights with a value to the Acquired Company in excess of $20,000.00;

(i) material change in the accounting methods used by the Acquired Company; or

(j) agreement, whether oral or written, by the Acquired Company to do any of the foregoing.

3.17 CONTRACTS; NO DEFAULTS

(a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

(i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Acquired Company of an amount or value in excess of $10,000.00;

(ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Acquired Company of an amount or value in excess of $10,000.00;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000.00 and with terms of less than one year);

(iv) each other Applicable Contract (other than standard software licenses) with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(v) each joint venture, partnership, and other Applicable Contract (however named, but excluding employee compensation arrangements) involving a sharing of profits, losses, costs, or liabilities by the Acquired Company with any other Person;

(vi) each Applicable Contract (other than vendor or distribution agreements) containing covenants that in any way purport to restrict the business activity of the Acquired Company or limit the freedom of the Acquired Company to engage in any line of business or to compete with any Person;

(vii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(viii) each power of attorney that is currently effective and outstanding;

(x) each Applicable Contract to the Knowledge of Sellers entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Acquired Company to be responsible for consequential damages;

 (xi) each Applicable Contract for capital expenditures in excess of $15,000.00;

(xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Acquired Company other than in the Ordinary Course of Business; and

(xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in Part 3.17(b) of the Disclosure Letter and to the Knowledge of Sellers:

(i) neither Seller (and no Related Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Acquired Company; and

(ii) no officer, director, agent, employee, consultant, or contractor of the Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Acquired Company, or (B) assign to the Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

(c) Except as set forth in Part 3.17(c) of the Disclosure Letter and to Sellers' Knowledge, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as set forth in Part 3.17(d) of the Disclosure Letter and to Sellers'
Knowledge:

(i) each Acquired Company is, and at all times since December 31, 1998, has been, in full compliance with all applicable terms and requirements of each Contract involving more than $15,000 under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

(ii) each other Person that has or had any obligation or liability under any Applicable Contract involving more than $25,000 under which each Acquired Company has or had any rights is, and at all times since the Balance Sheet date has been, in full compliance with all applicable terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract involving more than $15,000; and

(iv) no Acquired Company has given to or received from any other Person, at any time since the December 31, 1999 Balance Sheet date, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract involving more than $15,000.

(A) To the Knowledge of Sellers, there are no material renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Acquired Company under current or completed contracts with any Person and, to the Knowledge of Sellers and Acquired Company, no such Person has made written demand of such renegotiation.

3.18 INSURANCE

(a) Sellers have delivered to Buyer:

(i) true and complete copies of all policies of insurance to which the Acquired Company is a party or under which the Acquired Company, or any director of the Acquired Company, is or has been covered at any time within the 2 years preceding the date of this Agreement;

(ii) true and complete copies of all pending applications for policies of insurance; and

(iii) any statement by the auditor of the Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

(b) Part 3.18(b) of the Disclosure Letter describes:

(i) any self-insurance arrangement by or affecting the Acquired Company, including any reserves established thereunder;

(ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Acquired Company; and

(iii) all obligations of the Acquired Company to third parties not otherwise contained in Contracts disclosed herein with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year:

(i) a summary of the loss experience under each policy;

(ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000.00, which sets forth:

(A) the name of the claimant;

(B) a description of the policy by insurer, type of insurance, and period of coverage; and

(C) the amount and a brief description of the claim; and

(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth on Part 3.18(d) of the Disclosure Letter:

(i) All policies to which the Acquired Company is a party:

(A) are valid, outstanding, and enforceable;

(B) to the Knowledge of Sellers, are sufficient for compliance with all Legal Requirements and Contracts to which the Acquired Company is a party or by which any of them is bound;

(C) to the Knowledge of Sellers, will continue in full force and effect following the consummation of the Contemplated Transactions; and

(ii) Except as disclosed in the Disclosure Letter, no Seller has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii) The Acquired Company have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Acquired Company is a party.

(iv) The Acquired Company have given notice to the insurer of all claims that may be insured thereby.

(B) are sufficient for compliance with all Legal Requirements and contracts to which the Acquired Company is a party or by which any of them is bound; and

(C) will continue in full force and effect following the consummation of the Contemplated Transactions.

3.19 ENVIRONMENTAL MATTERS

Except as set forth in part 3.19 of the disclosure letter:

(a) To Sellers' Knowledge, the Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law, United States, federal and state laws.

(b) There are no pending or, to the Knowledge of Sellers and the Acquired Company, Threatened claims or Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, United States, federal and state laws, with respect to or affecting any of the Facilities.

(c) To Sellers' Knowledge, the Acquired Company has not received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to violation or failure to comply with any Environmental Law.

(d) To Sellers' Knowledge, no Seller or Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e) To Sellers' Knowledge or as disclosed in the Disclosure Letter, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities. No Seller has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities except in full compliance with all applicable Environmental Laws.

 (f) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities.

3.20 EMPLOYEES

(a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Company name; job title; current compensation paid or payable; changes in compensation since December 31, 1998, vacation accrued.

(b) No director of the Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as a director of the Acquired Company, or (ii) the ability of the Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Company by any such director. To Sellers' Knowledge, no director, officer, or other key employee of the Acquired Company intends to terminate his employment with such Acquired Company.

3.21 LABOR RELATIONS; COMPLIANCE

The Acquired Company has not been nor is a party to any collective bargaining or other labor Contract. Since January 1, 1996, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. To Sellers' Knowledge, each Acquired Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. To Sellers' Knowledge, no Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22 INTELLECTUAL PROPERTY

(a) Intellectual Property Assets--The term "Intellectual Property Assets" includes: ----------------------------

(i) the names Transition 1/Management Accounting Systems, Inc., T1/MAS, iAcctg.com and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

(ii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

(iii) all know-how, trade secrets, confidential information, customer lists, technical information, data, process technology, plans, drawings, blue prints (collectively, "Trade Secrets"; owned, used, or licensed by the Acquired Company as licensee or licensor.

 (b) Agreements--Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Company, of all Contracts relating to the Intellectual Property Assets to which the Acquired Company is a party or by which the Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000.00 under which the Acquired Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(c) Trademarks

(i) Part 3.22(c) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. The Acquired Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days (90) after the Closing Date.

(iii) To Sellers' Knowledge, no Mark has been or is now involved in any opposition, invalidation, or cancellation and no such action is Threatened with the respect to any of the Marks.

(iv) To Sellers' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v) To Sellers' Knowledge, no Mark is infringed or has been challenged or threatened in any way. None of the Marks used by the Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

3.23 CERTAIN PAYMENTS

Except as disclosed in part 3.23 of the Disclosure Letter, since 1/1/96, to the Knowledge of Sellers, no Acquired Company or director, officer, agent, or employee of the Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Company, or (iv) in violation of any Legal Requirement,
(b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Company.

3.24 DISCLOSURE

(a) To the Knowledge of Sellers, no representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to either Seller that has specific application to either Seller or the Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

3.25 RELATIONSHIPS WITH RELATED PERSONS

Except as disclosed in the Disclosure Letter and to the Knowledge of Sellers, no Seller or any Related Person of Sellers or of the Acquired Company has, or since the first day of the next to last completed fiscal year of the Acquired Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Company's businesses. Except as disclosed in the Disclosure Letter and to the Knowledge of Sellers, no Seller or any Related Person of Sellers or of the Acquired Company is, or since the first day of the next to last completed fiscal year of the Acquired Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of the Acquired Company is a party to any Contract with, or has any claim or right against, the Acquired Company.

3.26 BROKERS OR FINDERS

Buyer has agreed to assume the obligation for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. Buyer is wholly responsible for any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents commissions or other similar payment in connection with this Agreement that has been or will incur and will indemnify and hold Sellers harmless from such payment due by or through Sellers as a result of the action of Sellers or of the Acquired Company.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. Buyer has delivered to Sellers copies of the Organizational Documents of Buyer, as currently in effect.

4.2 AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreements between the Acquired Company and Mssrs. Landau, Laborde, Rizvi and Busse, and the Non-Competition Agreement between the Acquired Company and Mr. Kent Busse (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer's Organizational Documents;

(ii) any resolution adopted by the board of directors or the stockholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject,including Buyer's Offering Circulars;

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions. Buyer agrees to deliver Schedule 4.2 to Sellers on or before October 4, 2000.

4.3 INVESTMENT INTENT

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4 CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.5 BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5. COVENANTS OF SELLERS PRIOR TO CLOSING DATE

5.1 ACCESS AND INVESTIGATION

Subject to the confidentiality provisions of Paragraph 11.3 hereof, between the date of this Agreement and the Closing Date, Sellers will, and will cause the Acquired Company to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Acquired Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANY

Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Acquired Company to:

(a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

(b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

(c) confer with Buyer concerning operational matters of a material nature; and

(d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

5.3 NEGATIVE COVENANT

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.16 is likely to occur.

5.4 REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all Consents identified in Schedule 4.2.

5.5 NOTIFICATION

Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Acquired Company by either Seller or any Related Person of either Seller to be paid in full prior to Closing.

5.7 NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause the Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Acquired Company, or any of the capital stock of the Acquired Company, or any merger, consolidation, business combination, or similar transaction involving the Acquired Company.

5.8 BEST EFFORTS

Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6. COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1 APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter and (iii) cooperate with Sellers in all reasonable manner in connection with such due diligence as Sellers deem necessary and appropriate in connection with Buyer, this Agreement, and the Contemplated Transaction; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2 BEST EFFORTS

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):


7.1 ACCURACY OF REPRESENTATIONS

(a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(b) Each of Sellers' representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

(c) There has been no material adverse change in the business, operations or results of operations of the Acquired Company since December 31, 1998, other than as disclosed in this Agreement or in the Disclosure Letter.

7.2 SELLERS' PERFORMANCE

(a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

7.3 CONSENTS

Each of the Consents identified in subparts (b)(vii) of Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

7.4 [Intentionally Omitted]

7.5 NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.7 NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.8      BUYER DUE DILIGENCE

Buyer will commence its financial and legal due diligence investigation of the Acquired Company upon the signing of this Agreement and Buyer's satisfactory completion of a due diligence investigation relating to the business of the Acquired Company and Buyer's satisfaction is condition precedent to its obligations pursuant to the Contemplated Transactions.

8. CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE

Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS

All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2 BUYER'S PERFORMANCE

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have issued the Origin Shares.

8.3 CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

8.4  [Intentionally Omitted]

8.5 NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9. TERMINATION

9.1 TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(c) by mutual consent of Buyer and Sellers;

(d) the inability of the parties to agree on the exhibits to this Agreement under Section 11.2; or (e) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 31, 2000, or such later date as the parties may agree upon.

9.2 EFFECT OF TERMINATION

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and
11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10. INDEMNIFICATION; REMEDIES

10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation provided, Buyer shall promptly notify Sellers of any Knowledge that Buyer obtains. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement, where any supplements to the Disclosure Letter are provided to Buyer within a reasonable time after Sellers acquire actual Knowledge.

(b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date after giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to
Section 2.4(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied where any supplements to the Disclosure Letter are provided to Buyer within a reasonable time after Sellers acquire actual Knowledge.

(c) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

(d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons. Any Damages shall be net of insurance proceeds or tax benefits.

10.3  [Intentionally Omitted]

10.4  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.5 TIME LIMITATIONS

If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before March 31, 2001, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer will have no liability for indemnification or otherwise with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before March 31, 2001Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

10.6 LIMITATIONS ON AMOUNT--SELLERS

Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of
Section 10.2 until the total of all Damages with respect to such matters exceeds $300,000.00 and then only for the amount by which such Damages exceed $300,000 up to and limited to solely the market value of the Origin Shares received by Sellers pursuant to this Agreement and where such market value is determined as of the date Buyer provides Sellers with written notice of enforcing its indemnification rights available pursuant to Paragraph 10.2 hereinabove.

10.7 LIMITATIONS ON AMOUNT--BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.4 until the total of all Damages with respect to such matters exceeds $50,000.00, and then only for the amount by which such Damages exceed $50,000.00.

10.8 [Intentionally Omitted]



10.9 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

(a) Promptly after receipt by an indemnified party under Section 10.2 and 10.4, of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b) If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within 30 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.10 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11. GENERAL PROVISIONS

11.1 EXHIBITS

This Agreement contemplates the attachment of exhibits as defined in Paragraph
2.4 hereinabove, and as otherwise referenced herein. As of the date hereof, the exhibits have not been agreed to by the parties. The parties agree to negotiate and finalize the exhibits as soon as practical after the date hereof. When an exhibit is agreed to, the parties shall initialize, date and attach the exhibit to the Agreement. If the parties cannot reach an agreement on one or more exhibits before October 31, 2000, then any party may terminate this Agreement Without any obligation or liability to the other party.

11.2 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Notwithstanding the foregoing in this paragraph, Sellers will cause the Acquired Company not to incur any out-of-pocket expenses in excess of $50,000.00 in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.3 PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Acquired Company' employees, customers, and suppliers and others having dealings with the Acquired Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.4  CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Company to maintain in confidence, and not use to the detriment of another party or the Acquired Company any written information furnished (irrespective of the forms or means of communication) by another party or the Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

11.5 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Sellers Transition 1/Management Accounting Systems 2525 Cherry Avenue, Suite 350
                                    Long Beach, California  90806

         Attention:                 Kent Busse


         Facsimile No.:             (562) 426-2776

         With a copy to:   John E. Romundstad
                                    401 E. Ocean Blvd., Suite 700
                                    Long Beach, California 90802

         Facsimile No.:             (562) 435-4311

         Buyer:                     Origin Investment Group, Inc.
                                    980 North Michigan Avenue, Suite 1400
                                    Chicago, Illinois 60611
                                    Attention: Omar A. Rizvi

         Facsimile No.:             (312) 819-0188

         With a copy to:   Rizvi & Associates, LLP
                                    980 North Michigan Avenue, Suite 1400
                                    Chicago, Illinois 60611
                                    Attention: Omar A. Rizvi, Esq., LL.M.

         Facsimile No.:             (312) 215-3510


11.6 JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.7 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.8 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.9 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated November 10, 1999) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.10 DISCLOSURE LETTER

The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement provided, however, the disclosures may incorporate by reference any other portion of the Disclosure Letter.

11.11 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer provided Buyer shall continue to be liable for the performance of all its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.12 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.13 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.14 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.15 GOVERNING LAW

This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

11.16 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.17 ARBITRATION

The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration in Los Angeles, California under the American Arbitration Association's Commercial Arbitration Rules then in effect and in accordance with the substantive laws of the State of California. The parties each recognize and consent to the jurisdiction over each of them by the Courts of the State of California. The award of the arbitrator shall be final and binding upon the parties and non-appealable, and judgment may be entered upon such award by any court of competent jurisdiction.



IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:                                                              Sellers:

       /s/ Omar A. Rizvi                           /s/ Kent R. Busse
By: __________________________                     _____________________________
       Omar Rizvi, Chairman and President          Mr. Kent R. Busse
                                                   Trustee to Busse Family Trust


                                                   /s/ Paula L. Busse
                                                   -----------------------------
                                                   Mrs. Paula L. Busse
                                                   Trustee to Busse Family Trust